EXHIBIT 3.4a

CERTIFICATE
OF
DESIGNATION, NUMBER, POWERS, PREFERENCES, AND RELATIVE,
PARTICIPATING, OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE QUALIFICATIONS, LIMITATIONS, RESTRICTIONS, AND OTHER DISTINGUISHING CHARACTERISTICS OF SERIES "A" PREFERRED
STOCK OF

HELIX WIND CORP.
(Incorporated under the laws of the State of Nevada)

It is hereby certified that:

1.    The name of the Corporation is Helix Wind Corp. (herein called, the "Corporation" or “Company”).

2.    The Board of Directors of the Corporation, pursuant to the Articles of Incorporation and by duly adopted resolutions, approved the following resolution:

RESOLVED:  That in accordance with Section 78.1955 of the Nevada General Corporation Law, this Board of Directors hereby adopts the following resolution: That 1,000,000 Shares of the Company’s Preferred Stock (par value $0.0001) authorized to be issued by this corporation pursuant to Article 3 of the Company’s Amended And Restated Articles of Incorporation be and hereby are authorized and created a series of preferred stock, hereby designated as the Series A Preferred Stock and shall have the voting powers, designations, preferences and relative participating, optional, or other rights, if any, or the qualifications, limitations, or restrictions, set forth in Article 3 of the Amended and Restated Articles of Incorporation, and in addition thereto, those following:

(a)    DESIGNATION.  The preferred stock subject hereof shall be designated Series A Preferred Stock.

(b)    DIVIDENDS.  The Series A Preferred Stock shall not be entitled to receive any cash dividends or any other form of dividends.

(c)    LIQUIDATION RIGHTS.  In the event of any consolidation or merger of the Corporation which is in the nature of the winding up of the Corporation's business or sale of all or substantially all of the Corporation's assets (a "Liquidation"), each holder of record of shares of Series A Preferred Stock shall not be entitled to receive any cash dividends or any other form of dividends on account of any Liquidation or otherwise.

(d)    CONVERSION.

(1)   Optional Conversion.  At any time or from time to time after the date of issuance of this Debenture (the “Holder”) shall have the right, at the Holder's option, to convert all or any portion of this Debenture (the "Conversion Amount"), into the common stock (the "Common Stock") of  the Corporation.  The number of shares of Common Stock to be issued upon such conversion shall be determined by dividing (i) the Conversion Amount by (ii) the lower of  (1) 100% of the volume-weighted average price of the Common Stock (the "VWAP') for the three (3) trading days with the lowest VWAP during the twenty (20) trading days immediately preceding the date set forth on the Notice of Conversion (defined below), or (2) 50% of the lower of (A) the average VWAP over the five (5) trading days immediately  preceding the date set forth in the Notice of Conversion or (B) the VWAP on the day immediately preceding the date set forth in the Notice of Conversion (the lower of the foregoing (1) and (2), the "Conversion  Price").  The trading data used to compute the VWAP shall be as reported by Bloomberg, LP ("Bloomberg"), or if such information is not then being reported by Bloomberg, then as reported by such other data information source as may be selected by the Lender.

(2)   Conversion  Mechanics. In order to convert the Series A Preferred Stock into Common Stock, the Holder shall give written notice to the Corporation at its principal corporate office (which notice, notwithstanding anything herein to the contrary, may be given via facsimile, email, or other means in the discretion of the Holder) pursuant to the form attached hereto as Exhibit A (the "Notice of Conversion") of the election to convert the same pursuant to this Section. Such Notice of Conversion shall state the Conversion Amount, the number  of shares  of Common  Stock to which Holder is entitled  pursuant to the Notice  of  Conversion   (the "Conversion  Shares"),  and  the  account  in  which  the  shares  of Common Stock are to be deposited  (the "Holder Account"). The Company shall immediately, but in no event later than three (3) days after receipt of a Notice of Conversion (the "Delivery Date"), deliver the Conversion Shares to the Holder Account.  Notwithstanding anything herein to the contrary, all such deliveries of Conversion Shares shall be electronic, via DWAC or DTC. In the event the Borrower fails to deliver the Conversion Shares on or before the Delivery Date, a penalty equal to 1.5% of the Conversion Amount shall be added to the number of shares of the Series A Preferred Stock per day until such Conversion Shares are delivered. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the Notice of Conversion, and the person or entity entitled to receive the shares of Common Stock upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(3)   No Fractional Shares. Conversion calculations shall be rounded up to the nearest whole share, and no fractional shares shall be issuable by the Corporation upon conversion of any shares of the Series A Preferred Stock. All shares  issuable  upon  a conversion  of  this Note (including  fractions  thereof)  shall  be  aggregated  for  purposes  of  determining  whether  such conversion would result in the issuance of a fractional share.

(e)    REDEMPTION.  Subject to the conversion provisions of Section (d) herein, the Series A Preferred Stock are redeemable, solely upon the election of the Company, at any time and from time to time, in whole or in part, from funds legally available therefore, at a price of $0.4625 per share.

(f)    VOTING RIGHTS.  Except as otherwise provided by law, each share of Series A Preferred Stock shall be entitled, on all matters on which any of the shareholders are required or permitted to vote, to one thousand eight hundred fifty (1,850) votes. And except as provided expressly herein or as required by law, the holders of the Series A Preferred Stock shall vote together with the Common Stock shareholders and not as a separate class.  So long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the total number of shares of the Series A Preferred Stock then outstanding voting separately as a class, alter or change, in any material respect, the rights, preferences or privileges or the restrictions of the shares of the Series A Preferred Stock whether by amendment of the Corporation's Certificate of Designation of Preferences or otherwise.  At any meeting at which the holders of the Series A Preferred Stock are entitled to vote as a class pursuant to this provision, the holders of a majority of all outstanding shares of Series A Preferred Stock, present in person or represented by proxy, shall be necessary to constitute a quorum.

(g)    NOTICE.  Except as otherwise provided herein, any notice required to be given to the Corporation or holders of the Series A Preferred Stock shall be given in person, transmitted by tele-copier, delivered by a recognized national overnight express delivery service or sent by United States mail (certified or registered air mail for addresses outside of the continental United States), return receipt requested, postage prepaid and addressed to the corporation at its principal office and to each holder of record at his address as it appears on the books of the corporation.  Except as otherwise provided herein, any notice so given shall be deemed delivered upon the earlier of (i) actual receipt; (ii) receipt by sender of a confirmed receipt of tele-copied notice; (iii) two business days after delivery of such overnight express service; or (iv) five business days after deposit in the United States mail.

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The above Certificate was duly adopted by the Corporation’s Board of Directors on this Twelfth day of May 2011 by unanimous written consent.

Dated:    May 12, 2011

/s/ James Tilton
James Tilton, President